EXHIBIT 99.3

                  INTERNATIONAL FLAVORS & FRAGRANCES INC.

                     2000 SUPPLEMENTAL STOCK AWARD PLAN

                            STOCK UNIT AGREEMENT

This Stock Unit Agreement (the "Agreement") confirms the grant on ___________ (the "Grant Date") by INTERNATIONAL FLAVORS & FRAGRANCES INC., a New York corporation (the "Company"), to ("Employee") of Stock Units (the "Units"), including rights to Dividend Equivalents as specified herein, in consideration of Employee's surrender of stock options pursuant to Employee's executed "Election Form -- Election To Receive Stock Units In Exchange For Surrender of Stock Options" (the "Election Form"), as follows:

         Number granted: _________ Units

         Units vest:                All Units will vest on __________, if
                                    not previously forfeited, provided
                                    that portions of the Units will vest and become non-forfeitable upon the market price of the Company's Common Stock reaching the "Market Price Target" specified in the following table:

           Unit Vesting                           Market Price Target
           ------------                           -------------------


         For purposes of this Agreement, the "Market Price Target" will be deemed to have been reached only if the closing price per share of the Company's Common Stock, in consolidated reporting for securities listed on the New York Stock Exchange, is equal to or greater than the amount specified in the table for seven trading days within any period of 20 consecutive trading days, as reported in the Wall Street Journal. In addition, the Units shall become immediately vested upon a Change in Control or upon the occurrence of certain events relating to termination of employment, in accordance with Section 4 hereof.

         Settlement:       Units granted hereunder, together with Units
                           credited as a result of Dividend Equivalents, will be settled by delivery of one share of the Companys Common Stock, par value $.12-1/2 per share, for each Unit being settled. Such settlement shall occur upon the vesting (the lapse of the risk of forfeiture) of each Unit as specified above, except settlement shall be deferred in certain cases if so elected by filling out the following section or as otherwise provided in Section 6 hereof:

                  Check Only One:

                  ____ I hereby elect to have my Units settled upon the lapse of the risk of forfeiture (this election will apply if this form is not returned or if no box is checked).

                  ____ I hereby elect to defer the settlement of my Units until the first business day of the year (subject to accelerated settlement in the event of a Change in Control or Employee's Termination of Employment for any reason).

                  ____ I hereby elect to defer the settlement of my Units until my Termination of Employment for any reason.

                                * * * * * *

The Units are subject to the terms and conditions of the 2000 Supplemental Stock Award Plan (the "Plan") and this Agreement, including the Terms and Conditions of Units attached hereto. The number of Units, the kind of shares deliverable in settlement of Units, and the specified Market Price Targets are subject to adjustment in accordance with Section 5 hereof and
Section 10(c) of the Plan.

         Employee acknowledges and agrees that (i) Units are nontransferable, except as provided in Section 3 hereof and Section 10(b) of the Plan, (ii) Units, and certain amounts of gain realized upon settlement of Units, are subject to forfeiture in the event Employee fails to meet applicable requirements relating to non-competition, confidentiality, non-solicitation of customers, suppliers, business associates, employees, and service providers, non-disparagement and cooperation in litigation with respect to the Company and its subsidiaries and affiliates, as set forth in Section 7 hereof, and Section 9 of the Plan, (iii) Units are subject to forfeiture in the event of Employee's termination of employment in certain circumstances prior to vesting, as specified in Section 4 hereof, and (iv) sales of shares delivered in settlement of Units will be subject to the Company's policies regulating trading by employees.

         IN WITNESS WHEREOF, INTERNATIONAL FLAVORS & FRAGRANCES INC. has caused this Agreement to be executed by its officer thereunto duly authorized, and Employee has duly executed this Agreement, by which each has agreed to the terms of this Agreement.

Employee                                INTERNATIONAL FLAVORS & FRAGRANCES INC.




----------------------------            By:
[Employee Name]                             [Name]
                                            [Title]






                       TERMS AND CONDITIONS OF UNITS

         The following Terms and Conditions apply to the Units granted to Employee by INTERNATIONAL FLAVORS & FRAGRANCES INC. (the "Company"), and Units resulting from Dividend Equivalents, as specified in the Stock Unit Agreement (of which these Terms and Conditions form a part). Certain terms of the Units, including the number of Units granted, vesting date(s) and settlement date, are set forth on the preceding pages.

         1. GENERAL. The Units are granted to Employee under the Company's 2000 Supplemental Stock Award Plan (the "Plan"), a copy of which is delivered to Employee with this Agreement. All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this document and mandatory provisions of the Plan, the provisions of the Plan govern. By accepting the grant of the Units, Employee agrees to be bound by all of the terms and provisions of the Plan (as presently in effect or later amended), the rules and regulations under the Plan adopted from time to time, and the decisions and determinations of the Company's Stock Option and Compensation Committee (the "Committee") made from time to time time, provided that no such Plan amendment, rule or regulation or Committee decision or determination shall materially and adversely affect the rights of the Employee with respect to the Option.

         2. ACCOUNT FOR EMPLOYEE. The Company shall maintain a bookkeeping account for Employee (the "Account") reflecting the number of Units then credited to Employee hereunder as a result of such grant of Units and any crediting of additional Units to Employee pursuant to payments equivalent to dividends paid on Common Stock under Section 5 hereof ("Dividend Equivalents").

         3. NONTRANSFERABILITY. Until Units become settleable in accordance with the terms of this Agreement, Employee may not transfer Units or any rights thereunder to any third party other than by will or the laws of descent and distribution, except for transfers to a Beneficiary or as otherwise permitted and subject to the conditions under Section 10(b) of the Plan.

         4. TERMINATION PROVISIONS. The following provisions will govern the vesting and forfeiture of the Units in the event of termination of Employee's employment, unless otherwise determined by the Committee (subject to Section 10(a) hereof):

                  (a) Death, Disability or Retirement. In the event of Employee's Termination of Employment due to death, Disability (as defined below), or Retirement (as defined below), the Units, to the extent then outstanding, will vest and become non-forfeitable immediately in full, and will be settled as promptly as practicable thereafter.

                  (b) Termination by the Company, With or Without Cause, or Voluntarily by Employee. In the event of Employee's Termination of Employment by the Company, with or without cause, or by Employee voluntarily, the portion of the then-outstanding Units not vested at the date of termination will be forfeited, and the portion of the then-outstanding Units that is vested and non-forfeitable at the date of termination will be settled as promptly as practicable thereafter.

                  (c) Certain Definitions. The following definitions apply for purposes of this Agreement:

                           (i) "Disability" means a disability entitling
                  Employee to long-term disability benefits under the Company's long-term disability policy as in effect at the date of Employee's termination of employment.

                           (ii) "Retirement" means retirement after
                  attaining age 62, or earlier retirement if at the time of such earlier retirement the sum of the Employee's age plus years of service equals or exceeds 70.

                           (iii) "Termination of Employment" means the
                  event by which Employee ceases to be employed by the Company or any subsidiary of the Company and, immediately thereafter, is not employed by or providing substantial services to any of the Company or a subsidiary of the Company.

         5.  DIVIDEND EQUIVALENTS AND ADJUSTMENTS.

                  (a) Dividend Equivalents. Dividend Equivalents will be credited on Units (other than Units that, at the relevant record date, previously have been settled or forfeited) and deemed reinvested in additional Units as follows:

                           (i) Cash Dividends. If the Company declares and
                  pays a dividend or distribution on Common Stock in the form of cash, then a number of additional Units shall be credited to Employee's Account as of the payment date for such dividend or distribution equal to the number of Units credited to the Account as of the record date for such dividend or distribution multiplied by the amount of cash actually paid as a dividend or distribution on each outstanding share of Common Stock at such payment date, divided by the Fair Market Value of a share of Common Stock at such payment date.

                           (ii) Non-Common Stock Dividends. If the Company
                  declares and pays a dividend or distribution on Common Stock in the form of property other than shares of Common Stock, then a number of additional Units shall be credited to Employee's Account as of the payment date for such dividend or distribution equal to the number of Units credited to the Account as of the record date for such dividend or distribution multiplied by the Fair Market Value of such property actually paid as a dividend or distribution on each outstanding share of Common Stock at such payment date, divided by the Fair Market Value of a share of Common Stock at such payment date.

                           (iii) Common Stock Dividends and Splits. If the
                  Company declares and pays a dividend or distribution on Common Stock in the form of additional shares of Common Stock, or there occurs a forward split of Common Stock, then a number of additional Units shall be credited to Employee's Account as of the payment date for such dividend or distribution or forward split equal to the number of Units credited to the Account as of the record date for such dividend or distribution or split multiplied by the number of additional shares of Common Stock actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Common Stock.

                  (b) Adjustments. The number of Units credited to Employee's Account shall be appropriately adjusted, in order to prevent dilution or enlargement of Employees' rights with respect to Units, to reflect any changes in the number of outstanding shares of Common Stock resulting from any event referred to in
         Section 10(c) of the Plan, taking into account any Units credited to Employee in connection with such event under Section 5(a) hereof, and the Market Price Targets specified in this Agreement shall likewise be appropriately adjusted, in the sole discretion of the Committee.

                  (c) Risk of Forfeiture and Settlement of Units Resulting from Dividend Equivalents and Adjustments. Units which directly or indirectly result from Dividend Equivalents on or adjustments to a Unit granted hereunder shall be subject to the same risk of forfeiture (including additional forfeiture terms of Section 9 of the Plan) as applies to the granted Unit and will be settled at the same time as the granted Unit.

         6. DEFERRAL OF SETTLEMENT. Settlement of any Unit, which otherwise would occur upon the lapse of the risk of forfeiture of such Unit, will be deferred in certain cases if and to the extent so elected by Employee in accordance with the cover page of this Agreement.

         7. ADDITIONAL FORFEITURE PROVISIONS. Employee agrees that, by signing this Agreement and accepting the grant of the Units, the forfeiture conditions set forth in Section 9 of the Plan shall apply to all Units hereunder and to gains realized upon the settlement of the Units.

         8. EMPLOYEE REPRESENTATIONS AND WARRANTIES UPON SETTLEMENT. As a condition to the settlement of the Units, the Company may require Employee to make any representation or warranty to the Company as may be required under any applicable law or regulation, and to make a representation and warranty that no Forfeiture Event has occurred or is contemplated within the meaning of Section 9 of the Plan.

         9. OTHER TERMS RELATING TO UNITS.

                  (a) Fractional Units and Shares. The number of Units credited to Employee's Account shall include fractional Units calculated to at least three decimal places, unless otherwise determined by the Committee. Unless settlement is effected through a third-party broker or agent that can accomodate fractional shares (without requiring issuance of a fractional share by the Company), upon settlement of the Units Employee shall be paid, in cash, an amount equal to the value of any fractional share that would have otherwise been deliverable in settlement of such Units.

                  (b) Mandatory Tax Withholding. Unless otherwise determined by the Committee, at the time of settlement the Company will withhold from any shares deliverable in settlement of the Units, in accordance with Section 10(d) of the Plan, the number of shares having a value nearest to, but not exceeding, the amount of income and employment taxes required to be withheld under applicable local laws and regulations, and pay the amount of such withholding taxes in cash to the appropriate taxing authorities. Employee will be responsible for any withholding taxes not satisfied by means of such mandatory withholding.

                  (c) Statements. An individual statement of each Employee's Account will be issued to each Employee at such times as may be determined by the Company. Such a statement shall reflect the number of Units credited to Employee's Account, transactions therein during the period covered by the statement, and other information deemed relevant by the Committee. Such a statement may be combined with or include information regarding other plans and compensatory arrangements for employees. Employee's statements shall be deemed a part of this Agreement, and shall evidence the Company's obligations in respect of Units, including the number of Units credited as a result of Dividend Equivalents (if any). Any statement containing an error shall not, however, represent a binding obligation to the extent of such error, notwithstanding the inclusion of such statement as part of this Agreement.

         10. MISCELLANEOUS.

                  (a) Binding Agreement; Written Amendments. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Agreement and the Election Form constitute the entire agreement between the parties with respect to the Units and the surrender of the Options, and supersedes any prior agreements or documents with respect thereto. No amendment or alteration of this Agreement which may impose any additional obligation upon the Company shall be valid unless expressed in a written instrument duly executed in the name of the Company, and no amendment, alteration, suspension or termination of this Agreement which may materially impair the rights of Employee with respect to the Units shall be valid unless expressed in a written instrument executed by Employee.

                  (b) No Promise of Employment. The Units and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Employee has a right to continue as an officer or employee of the Company for any period of time, or at any particular rate of compensation.

                  (c) Unfunded Plan. Any provision for distribution in settlement of Employee's Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in Employee any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for Employee. With respect to Employee's entitlement to any distribution hereunder, Employee shall be a general creditor of the Company.

                  (d) Governing Law. THE VALIDITY, CONSTRUCTION, AND EFFECT OF THIS AGREEMENT SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS (INCLUDING THOSE GOVERNING CONTRACTS) OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND APPLICABLE FEDERAL LAW.

                  (e) Notices. Any notice to be given the Company under this Agreement shall be addressed to the Company at 521 West 57th Street, New York, NY 10019, attention: Corporate Secretary, and any notice to the Employee shall be addressed to the Employee at Employee's address as then appearing in the records of the Company.